AMENDMENT TO LOAN AGREEMENT

        Fourth Amendment (this “Fourth Amendment”) dated as of October 18, 2004 between MEDIS TECHNOLOGIES LTD. (the “Borrower”) and FLEET NATIONAL BANK, a Bank of America company (the “Bank”).

        WHEREAS, the Borrower and the Bank are parties to a Loan Agreement dated as of December 29, 2000 (as heretofore amended, the “Agreement”); and

        WHEREAS, the Borrower and the Bank entered into the Third Amendment to the Agreement, dated as of September 30, 2003, amending the definition of Termination Date to read July 1, 2005; and

        WHEREAS, the Borrower has requested that the Bank amend, and the Bank has agreed to amend certain provisions of the Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

1.	All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided therefore in the Agreement.

2.	The definition of Termination Date as defined in Section 1.1 (Defined Terms) of the Agreement is hereby amended in its entirety to read as follows:

“Termination Date” shall mean July 1, 2006 or, if such date is not a Business Day, the Business Day next succeeding such date.

3.	Section 5.2(g) of the Agreement is hereby amended in its entirety to read as follows:

    “(g)        On or before each June 30th and December 31st of each calendar year, deliver to the Bank a certificate executed by each Individual Guarantor, in form and substance satisfactory to the Bank, certifying as to their combined liquid net worth or that they collectively own unencumbered liquid assets of, and that they have combined liquid net worth of, at least $10,000,000.”

4.

Section 5.2 of the Agreement is hereby further amended by relettering paragraph (h) to be paragraph (i), and inserting the following new paragraph (h) immediately following paragraph (g), to read as follows:

    “(h)        Immediately upon the Partnership Guarantor’s entering into any agreement for the sale of all or any part of the Premises or upon Partnership Guarantor’s receipt of any notice for the exercise of any option for the sale of all or any part of the Premises, deliver written notice thereof to the Bank; or”

5.	The Event of Default in Section 8.1(n) of the Agreement is hereby amended in its entirety to read as follows:

    “(n)        at any time prior to the Cash Collateral Effective Date the Individual Guarantors do not collectively have unencumbered liquid assets of, and combined liquid net worth of, at least $10,000,000; or”

6.

Section 8.1 of the Agreement is hereby further amended by relettering paragraph (o) to be paragraph (p), and inserting the following new Event of Default immediately following paragraph (n), to read as follows:

    “(o)        upon any sale (or the entering into any agreement for the sale) of all or part of the Premises by the Partnership Guarantor, or the exercise (or the receipt of notice for such exercise) of any option to purchase all or part of the Premises, whether received from any lessee of the Premises or otherwise; or”

7.	The notice address for the Bank appearing in Section 10.1 of the Agreement is hereby amended in its entirety to read as follows:

“The Bank:	Bank of America 1185 Avenue of the Americas New York, New York 10036 Att: Tanitha Boonyam, Vice President Fax Number: 212-819-6166

with a copy to:	Herrick, Feinstein LLP 2 Park Avenue New York, New York 10016 Att: Sol W. Bernstein, Esq. Fax Number: 212-592-1500"

8.	The Agreement is further amended by inserting the words “, a Bank of American company” immediately following all references to “Fleet National Bank”.

9.	The Borrower hereby represents and warrants to the Bank that:

      (a)        Each and every of the representations and warranties set forth in the Agreement and/or the documents executed pursuant thereto or in connection therewith is true as of the date hereof and with the same effect as though made on the date hereof, and is hereby incorporated herein in full by reference as if fully restated herein in its entirety.

      (b)        No Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist.

10.

All obligations in connection with the Agreement are and shall continue to be (i) secured by the collateral referenced in the Agreement and more fully described in one or more pledge agreements in favor of the Bank and (ii) guaranteed by the Guarantors referenced in the Agreement pursuant to Guarantees in favor of the Bank.

11.

By their execution of this amendment in the space provided below, each of the guarantors indicated below hereby consent to this Fourth Amendment and reaffirm their continuing liability under their respective guarantees, in respect of the Agreement as amended hereby and all the documents, instruments and agreements executed pursuant thereto or in connection therewith, without offset, defense or counterclaim (any such offset, defense or counterclaim as may exist being hereby irrevocably waived by such guarantors).

12.

The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Agreement or any of the documents referred to therein or (b) prejudice any right or rights which the Bank may now have or may have in the future under or in connection with the Agreement or any documents referred to therein. Whenever the Agreement is referred to in the Agreement or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Agreement as modified by this Fourth Amendment.

13.

This Fourth Amendment shall be effective as of the date first above written; provided that this Fourth Amendment shall not be effective unless and until (i) the Bank shall have received counterparts of this Fourth Amendment duly signed by the Borrower and Guarantors, (ii) the Borrower shall have paid the Bank an administrative fee in connection with this Fourth Amendment, which fee is $2,500.00 and (iii) the Bank shall have received evidence of such proper corporate organization, existence, authority and appropriate corporate proceedings with respect to the Borrower and the matters addressed by this Fourth Amendment and the documents, instruments and agreements executed pursuant hereto or in connection herewith, and such other certificates, instruments, and documents as the Bank shall reasonably request.

14.

This Fourth Amendment may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

MEDIS TECHNOLOGIES LTD.

By: /s/ HOWARD WEINGROW
Name: Howard Weingrow
Title:

FLEET NATIONAL BANK, a Bank of America company

By: /s/ TANITHA BOONYAM
Name: Tanitha Boonyam
Title: Vice President

        Each of the guarantors indicated below hereby consent to this Fourth Amendment and reaffirm their continuing liability under their respective guarantees in respect of the Agreement as amended hereby and all the documents, instruments and agreements executed pursuant thereto or in connection therewith, without offset, defense or counterclaim (any such offset, defense or counterclaim as may exist being hereby irrevocably waived by such guarantors).

PLAZA HOTEL MANAGEMENT COMPANY

By: /s/ HOWARD WEINGROW
Name: Howard Weingrow
Title: Partner

/s/ HOWARD WEINGROW
Howard Weingrow, Individually

/s/ ROBERT LIFTON
Robert Lifton, Individually